EIGHTH AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT
AND WAIVER

THIS EIGHTH AMENDMENT AND WAIVER (this “Amendment”), dated as of April 30, 2008, amends and modifies a certain Amended and Restated Credit Agreement, dated as of November 16, 2005, as amended by Amendments dated as of December 5, 2005, December 14, 2005, March 15, 2006, July 24, 2006, November 30, 2006, November 30, 2007 and March 27, 2008 (as so amended, the “Credit Agreement”), between MMA MORTGAGE INVESTMENT CORPORATION (the “Borrower”) and U.S. BANK NATIONAL ASSOCIATION (the “Bank”). Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.

FOR VALUE RECEIVED, the Borrower and the Bank agree that the Credit Agreement is amended as follows.

ARTICLE I — AMENDMENTS TO THE CREDIT AGREEMENT

1.1 Discretionary Facility. It is acknowledged that the Termination Date has occurred as of the date of this Amendment. Consequently, the Bank is not obligated to make Advances to the Borrower. The Borrower and the Bank have agreed that the Termination Date shall not be extended, but that the Credit Agreement shall remain in full force and effect, not as a committed agreement by the Bank to extend Advances, but as a wholly discretionary facility. The making of any Advance after the date of this Amendment shall be at the sole discretion of the Bank. If any Advance is made, it will be governed and subject to the Credit Agreement. It is expressly acknowledged that the Facility Fee is a work fee for maintenance of the Credit Agreement for this purpose. The provisions of this paragraph shall apply, notwithstanding the use of terms including “Commitments”, “Revolving Commitment”, “Termination Date” and similar terms in the Credit Agreement.

1.2 Fannie Mae Commitment and Due Date of Fannie Mae Advances. Without limiting the discretion of the Bank to make or not make any Advance on the request of the Borrower, it is acknowledged that no further Fannie Mae Advances shall be made. All Fannie Mae Advance shall be repaid in full on or before May 22, 2008.

1.3 Procedures, Conditions, Defaults, Events of Default. The Borrower shall continue to comply with the procedures, conditions and covenants of the Credit Agreement as conditions to consideration by the Bank of any request for an Advance. Occurrence of an Event of Default shall be deemed to make all Advances immediately due and payable, but shall not affect the discretion of the Bank to demand payment, as provided in Section 2.6(b) of the Credit Agreement.

1.4 Definitions. Section 1.1 is amended as follows:

(a) The definition of “Advance Percentage” is amended to read as follows:

"'Advance Percentage’ means 97%.”

(b) The definition of “Debt Service Coverage Ratio” is amended to read as follows:

"'Debt Service Coverage Ratio’ means the ratio, calculated for each period of twelve consecutive months, of:

(a) the remainder of: (i) Earnings Before Interest, Depreciation and Amortization for such four-quarter period, less (ii) any non-cash revenues included in (a)(i) pursuant to application of FAS 140 or any similar requirement of GAAP;

to

(b) the sum of (i) mandatory principal payments of Indebtedness of the Company; plus (ii) the interest expense of the Company (determined in accordance with GAAP), each of the same twelve-month period.”

Monthly reporting of the Debt Service Coverage Ratio, and compliance with the requirements of Section 4.9 shall commence with the period ending June 30, 2008 and apply to each twelve-month period thereafter.

1.5 Repayment of Advances. Section 2.5(b) is amended to read as follows:

"(b) The Advances and the Notes shall be due and payable on the Termination Date, or after the date of the Eighth Amendment hereof, on demand, provided, however, that the following provisions and maturities shall apply to the following types of Advances (and in each case, the following provisions shall not extend the maturity of any Advance to a time after the Termination Date):

(i) Each Warehousing Advance shall be payable in full not later than the date which is 30 days after the date on which such Warehousing Advance was made by the Bank.

(ii) Each Bridge Advance shall be payable in full not later than the date which is 180 days after the date on which such Bridge Advance was made by the Bank.”

1.6 Debt Service Coverage Ratio. Section 4.9 is amended to read as follows:

“4.9 Debt Service Coverage Ratio. Not permit the Borrower’s Debt Service Coverage Ratio, calculated for each period of four consecutive fiscal quarters (or for each period ending on and after June 30, 2008, for each period of twelve consecutive months), to be less than 1.15 to 1.00 for any such four-quarter period.

1.7 Leverage Ratio. Section 4.13 is amended to read as follows:

“4.13 Leverage Ratio. Not permit the ratio of (a) Indebtedness, to (b) Tangible Net Worth to exceed 6.00 to 1.00 as of the last day of any fiscal quarter (or commencing on June 30, 2008 and applying thereafter, on the last day of each month).”

1.8 Compliance Certificate. On and after June 30, 2008, the Compliance Certificate shall report on Sections 4.9 and 4.13 on a monthly basis.

1.9 Event of Default. Section 5.1(j) is amended to read as follows:

(j) Municipal Mortgage & Equity LLC (“Muni Mae”) shall cease to own, directly or indirectly, all of the voting stock of the borrower, or the Bank shall have determined in good faith (which determination shall be conclusive) that a material adverse change shall have occurred in the business or financial condition of Muni Mae (including without limitation, loss of a material license or franchise) and the condition giving rise to such determination continues for 10 days after notice to the Borrower by the Bank; or”

1.10 Construction. All references in the Credit Agreement to “this Agreement”, “herein” and similar references shall be deemed to refer to the Credit Agreement as amended by this Amendment.

ARTICLE II — WAIVER

The Borrower has not delivered its annual audited financial statements for the fiscal year ended December 31, 2006 (the “2006 Audited Statements”) as required to be delivered pursuant to the Credit Agreement. At the request of the Borrower, and effective as provided below, the Bank waives any Default or Event of Default arising from the Borrower’s failure to deliver the 2006 Audited Statements; provided that the Borrower shall deliver the 2006 Audited Statements on or before June 30, 2008. Failure by the Borrower to deliver either the 2006 Audited Statements by June 30, 2008 shall be deemed non-compliance with Section 4.1 of the Credit Agreement and a Default under the Credit Agreement.

ARTICLE III — REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Amendment and to make and maintain the Loans under the Credit Agreement as amended hereby, the Borrower hereby warrants and represents to the Bank that it is duly authorized to execute and deliver this Amendment, and to perform its obligations under the Credit Agreement as amended hereby, and that this Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

ARTICLE IV — CONDITIONS PRECEDENT

This Amendment shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

4.1 Warranties. Before and after giving effect to this Amendment, the representations and warranties in Article III of the Credit Agreement shall be true and correct as though made on the date hereof, except for changes that are permitted by the terms of the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

4.2 Defaults. Before and after giving effect to this Amendment, no Default and no Event of Default shall have occurred and be continuing under the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

4.3 Documents. The Borrower shall have executed and delivered this Amendment, shall have provided the Bank with an approval resolution and a designation of officers or employees authorized to request borrowings and other transact business with the Bank and shall have reimbursed the Bank for legal fees of preparation of this Amendment and prior documents.

ARTICLE V — GENERAL

5.1 Expenses. The Borrower agrees to reimburse the Bank upon demand for all reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred by this Bank in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith, and in enforcing the obligations of the Borrower hereunder, and to pay and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment, which obligations of the Borrower shall survive any termination of the Credit Agreement.

5.2 Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

5.3 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

5.4 Law; Consent to Jurisdiction; Waiver of Jury Trial. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder. This Amendment shall be subject to the Consent to Jurisdiction and Waiver of Jury Trial provisions of the Credit Agreement.

5.5 Successors; Enforceability. This Amendment shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Bank and the successors and assigns of the Bank. Except as hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed at Minneapolis, Minnesota by their respective officers thereunto duly authorized as of the date first written above.

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Randall S. Baker

Title V.P.

MMA MORTGAGE INVESTMENT

CORPORATION

By: /s/ Michael A. Rulf

Title SVP